EXHIBIT 10.3

Investor Rights Agreement

This Investor Rights Agreement, dated as of February 14, 2018 (this “Agreement”), by and among Xtant Medical Holdings, Inc. (the “Company”), OrbiMed Royalty Opportunities II, LP (“OrbiMed”), ROS Acquisition Offshore LP (“ROS” and, together with OrbiMed, the “Investors”) and Park West Partners International, Limited and Park West Investors Master Fund, Limited (collectively, the “Park West Funds”).

WHEREAS, on January 11, 2018, the Company, the Investors and the Consenting Noteholders (as defined in the Restructuring Agreement) entered into a Restructuring and Exchange Agreement (the “Restructuring Agreement”), pursuant to which the Company, the Investors and the Consenting Noteholders agreed that the Investors would convert certain of the Company convertible notes they owned into shares of Company common stock (the “Common Stock”), and the Company would hold a stockholder vote to allow the Investors and the Consenting Noteholders to exchange the remainder of their Company convertible notes into shares of Common Stock, on the terms and subject to the conditions set forth in the Restructuring Agreement;

WHEREAS, the Company has held the stockholder vote, the Company stockholders have approved (1) the exchange of Company convertible notes held by the Investors and the Consenting Noteholders for shares of Common Stock and (2) the election of new Company directors, and the Investors and Consenting Noteholders have exchanged their Company convertible notes for shares of Common Stock; and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Restructuring Agreement that the Company, the Investors and the Park West Funds enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Company, the Investors and the Park West Funds agree as follows:

Article I
DEFINITION

Capitalized terms used and not otherwise defined in this Agreement that are defined in the Restructuring Agreement shall have the meanings given such terms in the Restructuring Agreement. As used in this Agreement, the following terms shall have the respective meanings set forth in this Article I:

“Change of Control” shall mean, with respect to any Person, as applicable, (a) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the stockholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (b) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the stockholders of such Person immediately prior to the initiation of such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.

“Indebtedness” means (i) indebtedness for borrowed money whether or not evidenced by bonds, notes, debentures or other similar instruments, including purchase money obligations or other obligations relating to the deferred purchase price of property, (ii) obligations as lessee under leases which have been recorded as capital leases or (iii) obligations under guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (i) through (ii) above, as reported in accordance with GAAP; provided that Indebtedness shall not include (A) trade payables and accrued expenses arising in the ordinary course of business and (B) indebtedness, obligations under guaranties and other liabilities owed by the Company to its Subsidiaries or among the Company’s Subsidiaries.

“Investor Affiliates” means an Affiliate of either Investor. For the avoidance of doubt, the Company shall not be considered an Affiliate of either Investor.

“New Securities” means any shares of capital stock of the Company, including Common Stock and preferred shares, whether authorized or not by the Board or any committee of the Board, and any rights, options, or warrants to purchase shares of capital stock, and securities of any type whatsoever that are, or may become, convertible, exchangeable or exercisable into capital stock; provided, however, that the term “New Securities” shall not include: (i) securities issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board or the Board’s Compensation Committee; (ii) securities issued to the sellers pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company will own equity securities of the surviving or successor corporation; (iii) securities issued in an underwritten registered public offering, provided that the Company shall have complied with Article III with respect to such securities; (iv) securities issued pursuant to any rights or agreements, including, without limitation, convertible securities, options and warrants, provided that either (x) the Company shall have complied with Article III with respect to the initial sale or grant by the Company of such rights or agreements or (y) such rights or agreements existed on or prior to the Closing Date (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the Closing Date with the effect of increasing the percentage of the Company's fully-diluted securities underlying such rights agreement shall not be included in this clause (iv)); (v) securities issued in connection with any stock split, stock dividend or recapitalization by the Company and (vi) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to clauses (i) through (v) above.

“Ownership Percentage” means the percentage equal to (i) the aggregate number of shares of Common Stock held by the Investors, divided by (ii) the total number of shares of Common Stock then outstanding.

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“Ownership Threshold” means the Investors and the Investor Affiliates taken together holding in aggregate at least 40% of the Common Stock.

“Reorganization Event” means (a) any consolidation or merger of the Company with or into another Person or of another Person with or into the Company, (b) any sale, transfer, lease or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety, (c) any statutory share exchange of the Company with another Person (other than in connection with a merger or acquisition), or (d) any tender offer or exchange offer which, in combination with any related transactions, would result in a Change of Control of the Company (in which case, the Reorganization Event for such purposes shall be all such transactions taken together).

Article II
GOVERNANCE MATTERS

Section 2.1.          Board Composition.

(a)          Concurrently with the execution of this Agreement, each member of the board of directors of the Company (the “Board”) shall resign from the Board, effective immediately, and immediately upon the Company Stockholder Approval having been obtained, the Board shall consist of the individuals set forth on Schedule 1 hereto until the 2018 annual meeting of the Company’s stockholders or such individual’s earlier resignation, death or removal. After the date hereof,

i.            for so long as the Ownership Threshold is met the Investors shall be entitled to nominate such number of individuals to the Board constituting a majority of directors,

ii.         (1) for so long as the Ownership Threshold is not met, but the Investors’ Ownership Percentage exceeds 30% of the Common Stock, then the Investors shall be entitled to nominate the greater of: (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) three directors, (2) for so long as the Investors’ Ownership Percentage is in the aggregate at least 20%, but less than 30% of the Common Stock, then the Investors shall be entitled to nominate the greater of: (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and (3) for so long as the Investors’ Ownership Percentage is in the aggregate at least 10%, but less than 20% of the Common Stock, then the Investors shall be entitled to nominate the greater of: (x) such number of individuals to the Board in relative proportion to the Ownership Percentage (rounded down) and (y) one director (each, an “Investor Designee,” and collectively, the “Investor Designees”).

For so long as the Ownership Threshold is met, (A) the Investors shall be entitled to designate the chairperson of the Board and (B) except as otherwise directed or agreed by the Investors and to the extent required by applicable listing standards (including any requirements for initial listing), the Company agrees to cause all members of the Board that are not Investor Designees (other than the chief executive officer of the Company) to be “independent” as defined in the listing standards of the NYSE American (or other United States national securities exchange that the Common Stock is listed upon, if any) and applicable law (and all non-Investor Designees listed on Schedule 1 have agreed to resign if necessary to effectuate the foregoing). The Company, at any annual or special meeting of stockholders of the Company at which directors are to be elected, subject to the fulfillment of the requirements set forth in Section 2.1(b), shall nominate the Investor Designees for election to the Board and use all commercially reasonable efforts to cause the Investor Designees to be elected as directors of the Board.

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(b)          The Company shall require that all directors comply in all respects with applicable law (including with respect to confidentiality) and the Company’s corporate governance guidelines, code of business conduct and ethics and confidentiality and trading policies and guidelines as in effect from time to time. The Investors shall notify the Company of any proposed Investor Designee in writing no later than the latest date on which the Company stockholders may make nominations to the Board in accordance with the bylaws of the Company and the Securities Act, together with all information concerning such nominee required to be delivered to the Company by the bylaws of the Company and such other information reasonably requested by the Company; provided that in each such case, all such information is generally required to be delivered to the Company by the other outside directors of the Company (the “Nominee Disclosure Information”); provided, further that in the event the Investors fail to provide any such notice, the Investor Designee shall be the person then serving as the Investor Designee as long as the Investors provide the Nominee Disclosure Information to the Company promptly upon request by the Company.

(c)          In the event of the death, disability, resignation or removal of an Investor Designee, the Board will promptly elect to the Board a replacement director designated by the Investors, subject to the fulfillment of the requirements set forth in Section 2.1(b), to fill the resulting vacancy, and such individual shall then be deemed an Investor Designee for all purposes under this Agreement.

Section 2.2.          Committee Membership. After the date hereof, and subject to applicable law and the listing standards of the NYSE American (or other United States national securities exchange that the Common Stock is listed upon, if any), the Company will offer the Investor Designees an opportunity to, at Investors’ option, either sit on each regular committee of the Board in relative proportion to the number of Investor Designees on the Board or attend (but not vote) at the meetings of such committee as an observer. If an Investor Designee fails to satisfy the applicable qualifications under law or stock exchange listing standards to sit on any committee of the Board, then the Board shall offer such Investor Designee the opportunity to attend (but not vote) at the meetings of such committee as an observer.

Section 2.3.          Compensation and Benefits. Each of the Investor Designees will be entitled to receive similar compensation, benefits, reimbursement (including of travel expenses), indemnification and insurance coverage for their service as directors as the other outside directors of the Company. For so long as the Company maintains directors and officers liability insurance, the Company shall include each Investor Designee as an “insured” for all purposes under such insurance policy for so long as such Investor Designee is a director of the Company and for the same period as for other former directors of the Company when such Investor Designee ceases to be a director of the Company.

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Section 2.4.          Special Approval Matters.

(a)          For so long as the Ownership Threshold is met, the following matters will require the approval of the Investors to proceed with such a transaction (excluding any such transaction between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries):

i.          the issuance of any New Securities;

ii.         the incurrence of any Indebtedness in excess of $250,000 in the aggregate during any fiscal year (other than refinancings of existing Indebtedness);

iii.        the sale, transfer or other disposition of assets or businesses of the Company or its Subsidiaries with a value in excess of $250,000 in the aggregate during any fiscal year (other than sales of inventory or supplies in the ordinary course of business, sales of obsolete assets (excluding real estate), sale-leaseback transactions and accounts receivable factoring transactions);

iv.        the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $250,000 in the aggregate during any fiscal year (other than acquisitions of inventory and equipment in the ordinary course of business);

v.         capital expenditures in excess of $125,000 individually (or in the aggregate if related to an integrated program of activities) or in excess of $1,500,000 in the aggregate during any fiscal year;

vi.        the approval of the Company's annual budget;

vii.       the hiring or termination of the Company’s chief executive officer;

viii.      the appointment or removal of the chairperson of the Board; and

ix.         making, or permitting any Subsidiary to make, loans to, investments in, or purchasing, or permitting any Subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $250,000 in the aggregate during any fiscal year.

(b)          For so long as the Ownership Threshold is met, increasing the size of the Board beyond seven (7) directors will require the approval of a majority of the Investor Designees.

Section 2.5.          Books and Records; Access. For so long as the Investors’ Ownership Percentage is 10% or more, the Company shall permit the Investors and their respective designated representatives (that, for the avoidance of doubt, cannot include any transferee (other than an Investor Affiliate) or customer of the Company), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company and the Company’s Subsidiaries and to discuss the affairs, finances and condition of the Company or any of the Company’s Subsidiaries with the officers of the Company or any such Subsidiary of the Company.

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Article III
RIGHT OF FIRST OFFER

Section 3.1.          Right to Purchase. Subject to the terms and conditions set forth in this Article III, the Investors and the Park West Funds have the right to purchase from the Company an amount of any New Securities that the Company may, from time to time, propose to issue and sell equal to applicable Ownership Percentage of each of the Investors and the Park West Funds (calculated as of the date of delivery of such Notice of Issuance), to the extent such New Securities are actually issued.

Section 3.2.          Notice of Issuance. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Investors and the Park West Funds written notice of its intention, describing the type of New Securities and the price and terms upon which the Company proposes to issue such New Securities (a “Notice of Issuance”). The Investors and the Park West Funds shall have thirty (30) days from the date of delivery of a Notice of Issuance thereto to agree to purchase a portion of the New Securities equal to the applicable Ownership Percentage of each of the Investors and the Park West Funds (calculated as of the date of delivery of such Notice of Issuance), for the price and upon the terms specified in the Notice of Issuance. On or prior to the expiration of such thirty (30) day period, the Investors and/or the Park West Funds, as the case may be, shall deliver a written notice to the Company stating the quantity of New Securities to be purchased by the Investors and/or the Park West Funds (the “ROFO Response”), which written notice shall be binding on the Company, on the one hand, and the Investors and/or the Park West Funds, as applicable, on the other hand, subject only to the completion of the issuance of New Securities described in the applicable Notice of Issuance; provided, however, that, notwithstanding anything herein to the contrary, no notice shall be required to be delivered to the Park West Funds and the Park West Funds shall have no rights under this Article III with respect to an issuance of New Securities that the Investors elect not to purchase any of. If either the Investors or the Park West Funds fail to provide a ROFO Response within the required thirty (30) day period, such party shall be deemed to have elected not to purchase any of the New Securities described in the Notice of Issuance.

Section 3.3.          Sale of New Securities. The Company shall have one hundred twenty (120) days following the earlier of (i) the expiration of the thirty (30) day period described in Section 3.2 and (ii) the delivery of the ROFO Response to sell or enter into an agreement to sell the New Securities with respect to which the Investors’ and/or the Park West Funds’ right to purchase was not (or was deemed not to be) exercised, at a price and upon terms no more favorable than those specified in the Notice of Issuance. If the Company does not sell such New Securities or enter into an agreement to sell such New Securities within such one hundred twenty (120)-day period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors and the Park West Funds in the manner provided in Section 3.2.

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Article IV
TERMINATION

Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (a) upon the mutual written agreement of the Company and the Investors, (b) upon written notice of either the Company or the Investors at such time as the Investors’ Ownership Percentage is less than 10% or (c) upon written notice of the Investors to the Company. Article III of this Agreement shall terminate as to the Park West Funds at such time as the Park West Funds’ aggregate Ownership Percentage is less than 8.5%.

Article V
SECTION 16B-3

So long as the Investors have the right to designate an Investor Designee, the Board shall take such action as is reasonably necessary to cause the exemption of any acquisition or disposition of Common Stock or New Securities by the Investors from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 so long as such exemption is not prohibited by applicable law. For the avoidance of doubt, the Company shall pass one or more exemptive resolutions by the Board each time there is any purported acquisition or disposition of Common Stock or New Securities by the Investors with requisite specificity to exempt from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3.

Article VI
MISCELLANEOUS

Section 6.1.          Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Section 6.2.          Jurisdiction; Venue; Enforcement.

(a)          If any action, proceeding or litigation shall be brought in order to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit, and will cause each of their respective Subsidiaries, and, in the case of the Investors, the Investor Affiliates, and, in the case of the Park West Funds, the Park West Funds and their Affiliates, to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of New York, borough of Manhattan, on the date of this Agreement. Each party hereto hereby irrevocably waives, and will cause each of their respective Subsidiaries, and, in the case of the Investors, the Investor Affiliates, and, in the case of the Park West Funds, the Park West Funds and their Affiliates, to waive, any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. Each party hereto further agrees that they shall not, and shall cause their respective Subsidiaries, and, in the case of the Investors, the Investor Affiliates, and, in the case of the Park West Funds, the Park West Funds and their Affiliates, not to, bring any action, proceeding or litigation arising out of this Agreement in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

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(b)          Each party hereto irrevocably consents, and will cause each of their respective Subsidiaries, and, in the case of the Investors, the Investor Affiliates, to consent, to the service of process of any of the applicable aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 6.6, such service to become effective thirty (30) days after such mailing.

(c)          EACH PARTY HERETO HEREBY WAIVES, AND WILL CAUSE EACH OF THEIR RESPECTIVE SUBSIDIARIES, AND, IN THE CASE OF THE INVESTORS, THE INVESTOR AFFILIATES, AND, IN THE CASE OF THE PARK WEST FUNDS, THE PARK WEST FUNDS AND THEIR AFFILIATES, TO WAIVE, ANY AND ALL RIGHTS ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

Section 6.3.          Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Investor or any Park West Fund without the prior written consent of the Company or its successors, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement (and the rights, duties and obligations of the parties to this Agreement) will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 6.4.          No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

Section 6.5.          Entire Agreement. This Agreement, the Restructuring Agreement and the other documents delivered pursuant to the Restructuring Agreement (including the Registration Rights Agreement, as defined therein), constitute the full and entire understanding and agreement between and among the parties with regard to the subjects of this Agreement and such other agreements and documents. All Schedules, Exhibits and Annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

Section 6.6.          Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, including via email (except that if the day of delivery is not a Business Day, then the next Business Day), (b) when transmitted via telecopy (or other facsimile device) on a Business Day during normal business hours to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except that if such day is not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party hereto may specify by written notice to the other parties hereto:

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i.            if to the Investors, to: the Investors, c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022, Attention: Matthew Rizzo, Partner, and Michael Eggenberg, Managing Director, with a copy (which copy shall not constitute notice) to: Covington & Burling LLP, 620 Eighth Avenue, The New York Times Building, New York, NY 10018, Attention: Peter Schwartz, Esq.;

ii.         if to the Park West Funds, to the address indicated on their signature page to this Agreement;

iii.         if to the Company, to: Xtant Medical Holdings, Inc., 600 Cruiser Lane, Belgrade, MT 59714, Attention: Carl O’Connell, Chief Executive Officer, with a copy (which copy shall not constitute notice) to: Ballard Spahr LLP, 1 East Washington Street, Phoenix, AZ 85004, Attention: Karen McConnell; and

iv.         if to the Reorganized Company, to: Xtant Medical Holdings, Inc., 600 Cruiser Lane, Belgrade, MT 59714, Attention: Carl O’Connell, Chief Executive Officer.

Section 6.7.          No Waiver of Remedies; Remedies Cumulative. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between the Company or its Subsidiaries, on the one hand, and the Investors and the Investor Affiliates or the Park West Funds and their Affiliates, on the other hand, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies that the parties hereto would otherwise have. No notice to or demand on the Company or its Subsidiaries in any case shall entitle the Company or its Subsidiaries to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

Section 6.8.          Amendments and Waivers of Terms. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investors or, in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investors and the Company. Notwithstanding the foregoing, until the Park West Funds’ aggregate Ownership Percentage is less than 8.5%, no amendment with respect to the rights and obligations set forth in Article III or that otherwise treats the Park West Funds in an adverse manner shall be effective without the prior written consent of the Park West Funds.

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Section 6.9.          Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

Section 6.10.         Severability. If any provision of this Agreement becomes or is determined by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the remaining provisions (or portion of the provision) shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid, unenforceable or void provisions (or portions thereof).

Section 6.11.         Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, Article, Schedule or Annex, such reference shall be to a Section, Article, Schedule or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. For purposes of this Agreement, the Investors and the Park West Funds shall not be deemed to be Affiliates of the Company.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first above written.

COMPANY:

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Carl D. O’Connell
Name: Carl D. O’Connell
Title: Chief Executive Officer

[Signature Page to Investor Rights Agreement]

INVESTORS:

ORBIMED ROYALTY OPPORTUNITIES II, LP

By OrbiMed ROF II LLC,
its General Partner

By OrbiMed Advisors LLC,
its Managing Member

By:	/s/ W. Carter Neild
Name: W. Carter Neild
Title: Member

ROS ACQUISITION OFFSHORE LP

By OrbiMed Advisors LLC, solely in its
capacity as Investment Manager

By:	/s/ W. Carter Neild
Name: W. Carter Neild
Title: Member

[Signature Page to Investor Rights Agreement]

PARK WEST FUNDS:

PARK WEST INVESTORS MASTER FUND, LIMITED

By: Park West Asset Management LLC
Its: Investment Manager

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer

PARK WEST PARTNERS INTERNATIONAL, LIMITED

By: Park West Asset Management LLC
Its: Investment Manager

By:	/s/ Grace Jimenez
Name:	Grace Jimenez
Title:	Chief Financial Officer

Address for Notices:

Park West Asset Management LLC
900 Larkspur Landing Cir.
Suite 165
Larkspur, CA 94939

[Signature Page to Investor Rights Agreement]

Schedule 1

Directors

•	Matthew Rizzo
•	Michael Eggenberg
•	Jeffrey Peters
•	John K. Bakewell
•	Michael Mainelli
•	Robert McNamara